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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 4)*

                          MONACO COACH CORPORATION
                  ----------------------------------------
                              (NAME OF ISSUER)

                                 Common Stock
                  ----------------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                                 60886R 10 3
                  ----------------------------------------
                               (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  5  Pages

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CUSIP NO. 60886R 10 3                 13G                 PAGE  2  OF  5  PAGES

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Kay L. Toolson      SSN:  ###-##-####
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   / /
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
-------------------------------------------------------------------------------
                              5   SOLE VOTING POWER

                                  472,107
                             --------------------------------------------------
                              6   SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                   N/A
   OWNED BY EACH             --------------------------------------------------
 REPORTING PERSON             7   SOLE DISPOSITIVE POWER
       WITH
                                  472,107
                             --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER

                                  N/A
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        472,107
-------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.6%
-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT


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CUSIP No. 60886R 10 3                                     Page  3  of  5  Pages

ITEM 1.

         (a)  NAME OF ISSUER      Monaco Coach Corporation

         (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

              91320 Industrial Way
              Coburg, OR 97408

ITEM 2.

         (a)  NAME OF PERSON FILING

              Kay L. Toolson

         (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

              91320 Industrial Way
              Coburg, OR 97408

         (c)  CITIZENSHIP

              United States

         (d)  TITLE OF CLASS OF SECURITIES

              Common Stock

         (e)  CUSIP NUMBER

              60886R 10 3

ITEM 3.  N/A

ITEM 4.

         (a)  AMOUNT BENEFICIALLY OWNED

              466,107 Common Shares held at 12/31/96
              -------
                6,000 Common Shares under stock options exercisable within 60
              -------
                      days

         (b)  PERCENT OF CLASS

              8.6%

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CUSIP No. 60886R 10 3                                     Page  4  of  5  Pages

         (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                     (i) Sole power to vote or to direct the vote             472,107
                    (ii) Shared power to vote or to direct the vote           N/A
                   (iii) Sole power to dispose or direct the disposition of   472,107
                    (iv) Shared power to dispose or direct the disposition of N/A

ITEM 5.   N/A

ITEM 6.   N/A

ITEM 7.   N/A

ITEM 8.   N/A

ITEM 9.   N/A

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CUSIP No. 60886R 10 3                                     Page  5  of  5  Pages

ITEM 10.
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       2/11/98
                                       ----------------------------------------
                                                           Date


                                       /s/ Kay L. Toolson
                                       ----------------------------------------
                                                         Signature


                                       Kay L. Toolson  CEO
                                       ----------------------------------------
                                                        Name/Title